Exhibit 99.1

For release at 4:30 pm	Contact: Peg Lupton / Ethan Allen (203) 743-8234

Ethan Allen Updates Comments on Business Outlook;
Announces Participation in Sidoti & Company Institutional Investor Forum

March 26, 2007 (Danbury, CT); Ethan Allen Interiors Inc. (the "Company") (NYSE: ETH) will be presenting at Sidoti &Company's Eleventh Annual New York Emerging Growth Institutional Investor Forum on March 28, 2007.

In anticipation of being asked to comment on the Company’s current business outlook, Chairman and CEO, Farooq Kathwari, said: “As has been stated by others in our industry, the economic environment for home furnishings retail remains challenging. In addition, in the prior year quarter ended March 2006, we experienced strong growth with sales increasing 15.5%, making prior year comparisons very challenging. Despite these factors, at this stage, we believe we have the opportunity to generate quarterly earnings per share in the range of $0.53 to $0.56 as compared to $0.59 in the prior year quarter.”

Ethan Allen’s earnings release for the quarter ended March 31, 2007 is scheduled for April 24, 2007. The Company will conduct a conference call at 11:00 am Eastern time which can be accessed at http://ethanallen.com/investors.

In discussing marketing initiatives, Mr. Kathwari continued, “We continue to differentiate Ethan Allen by focusing on providing our clients with a personalized experience, including complimentary design service. Our design centers have been updated, offering inspirational lifestyle displays with an eclectic mix of new products introduced over the last few years. Our introduction of Modern Glamour is being well received and we are supporting it with major marketing initiatives, including direct mail and national television advertising.”

Videos of Ethan Allen’s lifestyle displays and new television commercials can be viewed at http://ethanallen.com/style.

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a dedicated network of 307 design centers in the United States and abroad, of which 152 are Company-owned. Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States.

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.